Exhibit 3.4
FIRST AMENDMENT TO SECOND AMENDED AND RESTATED BYLAWS
OF
CANCERVAX CORPORATION
a Delaware corporation
          The undersigned, being the duly elected and acting Secretary of CancerVax Corporation, a Delaware corporation (the “Corporation”), does hereby certify that:
          1. The Board of Directors of the Corporation, by action at a duly noticed meeting of the Board of Directors, duly approved and adopted the following amendment to the Second Amended and Restated Bylaws of the Corporation:
          Article III, Section 1 of the Second Amended and Restated Bylaws of CancerVax Corporation is hereby amended and restated in its entirety as follows:
          “Section 1. THE NUMBER OF DIRECTORS . Eight directors shall constitute the whole Board. The directors need not be stockholders. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this Article, and each director elected shall hold office until his successor is elected and qualified; provided, however, that unless otherwise restricted by the Certificate of Incorporation or by law, any director or the entire Board may be removed, for cause, from the Board at any meeting of stockholders by not less than 66 2/3 % of the outstanding stock of the Corporation.”
          2. All other provisions of the Second Amended and Restated Bylaws of the Corporation remain unchanged and are in full force and effect.
          IN WITNESS WHEREOF, I have hereunto subscribed my name this 5th day of May, 2006.

/s/ Hazel M. Aker
Hazel M. Aker
Secretary